Exhibit 10.1

KeyBank National Association
Mailcode: CA-03-03-2900
Three Embarcadero Center, Ste. 2900
San Francisco, CA 94111

Tel:         415-733-2476

Fax:         415-733-2480

E-mail:
kmcbride@keybancem.com

August 4, 2006

Wireless Facilities, Inc.
4810 Eastgate Mall
San Diego, California 92121

Attention:                                         Scott Brickner
Treasurer

Re: $85,000,000 Senior Secured Credit Facilities – Facility Letter

Ladies and Gentlemen:

You have advised KeyBank National Association (“KeyBank”) that Wireless Facilities, Inc. (“you” or the “Company”) intends to acquire (the “Acquisition”) all the issued and outstanding capital stock (the “Shares”) of Madison Research Corporation (the “Target”) for cash (the “Offer”) by a wholly-owned subsidiary of the Company (“Offer Subsidiary”) for a majority of the outstanding Shares on a fully diluted basis (the “Minimum Shares”) through a merger (the “Merger”) of the Target with a Merger subsidiary of the Offer Subsidiary. The target will be the surviving entity and a wholly-owned subsidiary of the Offer Subsidiary. We understand that the cash consideration to be paid for the Shares acquired in connection with the Acquisition will be up to $70,000,000. You have further advised us that in connection with the foregoing the Company will obtain a five-year revolving credit facility (the “Facility” and; together with the Acquisition, the “Transactions”) in an aggregate principal amount of up to $85,000,000 (as more fully described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).

You have requested that KeyBank (i) agree to structure, arrange and syndicate the Facility and (ii) commit to provide the Facility and to serve as exclusive advisor, sole lead arranger, sole bookrunner, sole syndication agent and administrative agent therefore, KeyBank is pleased to advise you of (i) its willingness to act as exclusive advisor, sole lead arranger, sole bookrunner, sole syndication agent and administrative agent for the Facility and (ii) its commitment to provide the entire amount of the Facility (the “Commitment”) upon the terms and subject to the conditions set forth or referred to in this commitment letter and the Term Sheet (together the “Commitment Letter”).

KeyBank reserves the right and intends, prior to or after the execution of the definitive documentation with respect to the Facility (the “Facility Documents”), to syndicate all or a portion of its commitment to one or more financial institutions or other persons (such entities, together with KeyBank, the “Lenders”) identified by KeyBank in consultation with, and reasonably acceptable to, you, which Lenders will become parties to the Facility Documents. It is agreed that KeyBank will act as the sole administrative agent and exclusive advisor for, and sole lead arranger, sole bookrunner and sole syndication agent of, the Facility and that no additional agents or co-agents or co-arrangers will be appointed without the prior written consent of KeyBank.

Key shall be entitled, after consultation with Borrower, to change the pricing, terms, allocation or structure of the Facilities (provided that; the total amount of the Facilities remains unchanged) either before or after the closing of the Facilities, if Key the Lead Arranger determines in its reasonable discretion that such changes are advisable in order to ensure a successful syndication or an optimal capital structure. The commitments of Key under any Commitment Letter shall be subject to the agreements of this paragraph. The Term Sheet shall be deemed to be amended to reflect such changes and the syndication process shall continue. The agreements in this paragraph shall survive the closing of the Facilities.

KeyBank will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted and which institutions will participate in the allocations of the commitments among the Lenders. You agree to assist KeyBank in forming any such syndicate and to provide the potential Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including but not limited to (a) your assistance in the preparation of an information package, including a Confidential Information Memorandum for the Facility and other marketing materials for delivery to potential Lenders and participants, and (b) such other information and projections prepared by you or your advisors relating to the Transactions as may be reasonably requested by KeyBank or the potential Lenders. You also agree to participate in, and to make appropriate senior officers and representatives of the Company available to participate in, informational meetings for potential Lenders and participants at such times and places as KeyBank may reasonably request and to use commercially reasonable efforts to ensure that KeyBank’s syndication efforts materially benefit from the Company’s existing lending relationships.

To ensure an orderly and effective syndication of the Facility, you agree that, from the date hereof until the termination of the syndication (as reasonably determined by KeyBank), you will not and will not permit any of your affiliates to and, after consummation of the Merger you will not permit the Target and its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of KeyBank; provided, however, that the foregoing shall not apply to the transactions contemplated in this Commitment Letter.

You represent and warrant and covenant that, to the best of your knowledge:

(a)   all written information (other than financial projections) taken with your filings with the SEC which have been or are hereafter furnished to KeyBank by you or any of your representatives in connection with the Transactions is complete and correct as of the date thereof in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; and

(b)     all financial projections taken with your filings with the SEC that have been or are hereafter prepared by you or on your behalf and made available to KeyBank have been or will be prepared in good faith based upon what you believe to be reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your, or the Target’s, control and that no assurance can be given that the projections will be realized).

You agree to supplement the information and projections referred to in clauses (a) and (b) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct without regard to when such information and projections were furnished. In issuing this Commitment Letter and arranging and syndicating the Facility, KeyBank will be entitled to use and rely on such information and projections without independent verification thereof.

The commitment of KeyBank hereunder is subject to your compliance with the terms and conditions of this Commitment Letter and the Fee Letter (as hereinafter defined); please note, however, that the terms and conditions of KeyBank’s commitment hereunder are not limited to those set forth herein and that those matters that are not covered or made clear herein are subject to mutual agreement of the parties hereto.

In addition to the fees described in the Term Sheet (including Annex I thereto) hereto, the Company will pay the fees set forth in the fee letter dated the date hereof (the “Fee Letter”) between you and KeyBank. The terms of the Fee Letter are an integral part of KeyBank’s commitment and undertaking hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letters and the Term Sheet hereto shall be nonrefundable when paid unless otherwise specified. You agree that neither you nor any of your affiliates will pay to any Lender any compensation or award any titles of any kind for its participation in the Facility except as expressly provided for in this Commitment Letter, Term Sheet or in the Fee Letter, or as you and we otherwise agree.

You agree to reimburse KeyBank and its affiliates for their reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and delivery of this letter, the Fee Letter and the Facility Documents and the activities thereunder or contemplated thereby, including without limitation syndication expenses and the reasonable fees and expenses of a single outside counsel to KeyBank and its affiliates (whether incurred before or after the execution of this letter), whether or not any of the transactions contemplated hereby are consummated. You further agree to pay all reasonable out-of-pocket costs and expenses of KeyBank (including without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

You agree to indemnify and hold harmless each of KeyBank and each other Lender, their respective affiliates and each of their respective directors, officers, employees, agents and advisors (each, an “Indemnified Party”), from and against any and all claims, damages, liabilities (including securities law liabilities), losses and expenses, including reasonable fees, expenses and disbursements of counsel, which may be incurred by or asserted against an Indemnified Party in connection with KeyBank’s or any Lender’s commitment or participation in the transactions contemplated by this letter, the Facility or any related matter or any investigation, litigation or proceeding in connection therewith and whether or not the Acquisition is consummated or the Facility is drawn upon and whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s own gross negligence or willful misconduct. No Indemnified Party shall be responsible or liable to any other party hereto or any other person for consequential damages that may be alleged as a result of this letter or the breach of any party’s obligations hereunder or have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its shareholders or creditors for or in connection with the transactions contemplated hereby except to the extent such liability resulted from such Indemnified Party’s gross negligence or willful misconduct.

This letter is delivered to you on the understanding that neither this letter nor any other agreement between us related to this letter or the Transactions, including the Term Sheet, and the Fee Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter (and then only on a confidential and “need to know” basis) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, however, that you may, after your acceptance of this Commitment Letter and the Fee Letter, and only in connection with the Acquisition, disclose this letter and the Term Sheet (including Annex I attached thereto) and their terms and substance (but not the Fee Letter or its terms and substance) (i) to the Target and others in connection with or related to the Acquisition, and (ii) to other persons to the extent the information being disclosed has been previously made publicly available other than through a breach of the terms of this Commitment Letter. Notwithstanding any of the foregoing to the contrary, you, KeyBank and each Lender may disclose to any and all persons any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to KeyBank or such Lender relating to the tax treatment and tax structure.

Our offer to provide the Facility will terminate at 5 PM, Pacific Standard Time, (i) on August 8, 2006, unless on or before that time you accept this letter by signing and returning an enclosed counterpart of this letter and the Fee Letter and (ii) if accepted by you on or prior to such time, on the earlier of (a) (i) termination of the merger agreement and (ii) December 31, 2006 and (b) and the date of execution of the Facility Documents. In any event your obligations with respect to indemnification, fees, costs, expenses and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of KeyBank made hereunder; provided, that upon execution of the Facility Documents, your obligations with respect to indemnification set forth herein shall terminate automatically and be superseded by the indemnification provisions of the Facility Documents.

This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto. You acknowledge that KeyBank may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with your or the Target’s respective interests. KeyBank will not furnish confidential information obtained from you, the Target or any of your or its respective affiliates to any of KeyBank’s other customers. Furthermore, KeyBank shall have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you or the Target, confidential information obtained by KeyBank or any of its affiliates from any other person.

This letter and KeyBank’s commitment hereunder may not be assigned by you without the prior written consent of KeyBank, and any attempted assignment without such consent shall be void. KeyBank’s commitment hereunder may be assigned thereby to any of its affiliates or, in consultation with you, to any Lender. Any such assignment to an affiliate shall not relieve KeyBank from any of its obligations hereunder unless and until the Facility Documents with respect to such assigned commitment shall have been executed and delivered by the parties thereto, but any assignment to a Lender shall be by novation and shall release KeyBank from its commitment hereunder pro tanto. This letter may not be amended or modified or any provision hereof waived except in writing signed by you and KeyBank. This Commitment Letter together with the Term Sheet (including Annex 1 thereto) and the Fee Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This letter shall be governed by and construed in accordance with the internal laws of the State of California. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

We appreciate the opportunity to assist you in this very important transaction.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Robert W. Boswell
Name:	Robert W. Boswell
Title:	Vice President

Accepted and agreed to as of the date first above written:

WIRELESS FACILITIES, INC.

By:	/s/ Scott Brickner
Name:	Scott Brickner
Title:	Treasurer

Summary of Terms and Conditions

$85,000,000 Senior Credit Facility

Borrower:	Wireless Facilities, Inc.

Lead Arranger and Book Runner:	KeyBanc Capital Markets (“KeyBanc”)

Administrative Agent:	KeyBank National Association (“KeyBank”)

Lenders:	A syndicate of financial institutions (including KeyBank) arranged by Key, which institutions shall be acceptable to the Borrower and the Administrative Agent.

Facility:	$85,000,000 five-year revolving credit facility to be provided by the Lenders with revolving commitments and will include a $10,000,000 sub-limit for letters of credit to be issued by the LC Issuer.

Closing Date:	On or about September 30th, 2006

Security:	Facility secured by:

• First priority perfected security interest in all domestic tangible and intangible assets of Borrower and Guarantors
• Pledge of 65% of capital stock of all Borrower’s and Guarantors’ existing and future material direct foreign subsidiaries
• Negative Pledge on all assets

Borrower shall request that an assignment of claims be executed for US Government receivables.

Baskets for leased assets and purchase money loans will be provided.

Accordion Provision:

At any time prior to December 31st, 2006, the Borrower will be able to expand the Facility to a maximum of $125,000,000 at any time after closing. Any increase will first be offered to existing Lenders, with no Lender required to increase its commitment. Additional Lenders may be added to reach the requested commitment amount without the consent of existing Lenders to the extent such increased commitment is not provided in full by the existing Lenders.

Syndication Provision:

Key shall be entitled, after consultation with Borrower, to change the pricing, terms, allocation or structure of the Facilities. If the Lead Arranger determines in its reasonable discretion that such changes are advisable in order to ensure a successful syndication. The commitments of Key under any Commitment Letter shall be subject to the agreements of this paragraph. The Term Sheet shall be deemed to be amended to reflect such changes and the syndication process shall continue. The agreements in this paragraph shall survive the closing of the Facility.

Clear Market Provision:

To ensure an orderly and effective syndication of the Facilities, until the completion of the syndication (as determined by KeyBank), the Borrower will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt or credit facility or debt security (including any renewals thereof) in the commercial bank, private placement or public securities markets, except as may be done with the prior written consent of KeyBank. This Clear Market Provision shall not apply to any performance of surety bonds entered into by the Borrower during the normal course of business.

Letter of Credit Sub-limit:	$10,000,000 sub-limit for the issuance of Standby Letters of Credit.

Purpose:	General corporate purposes including refinancing of existing bank debt, working capital and acquisitions.

Amortization:	The Facility shall be interest only and have no amortization payments prior to the Maturity Date.

Availability:

Provided no Default or Event of Default exists, the borrowings under the Facility shall be available from the Closing Date until the Maturity Date (defined below). Borrower will be able to borrow, repay and re-borrow up to the total commitment amount until the Maturity Date.

Maturity:	Five (5) years from the Closing Date (the “Maturity Date”).

Guarantors:	All material domestic subsidiaries. Material foreign subsidiaries to provide a 65% stock pledge.

Drawdowns:

Minimum initial amount of $1,000,000 with additional increments of $500,000. Maximum number of separate drawdowns at any one time set at five. Drawdowns are at the Borrower’s option with same day notice for Prime Rate borrowings, and three business days notice for LIBOR borrowings.

Commitment Termination:	The Borrower, at its sole option, may terminate the commitments of at least $5,000,000 at any time given three-business days notice.

Borrowing Rates:	At the Borrower’s option, Alternative Base Rate plus the ABR Margin or 1-, 2-, 3-, and 6-month LIBOR plus the LIBOR Margin.

ABR: The Alternative Base Rate (“ABR”) will be the higher of the Prime Rate and the Federal Funds Rate plus ½%.

Prime Rate: Means at any time the rate of interest most recently announced within KeyBank as its Prime Rate, with the understanding that KeyBank’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as KeyBank may designate. Each change in the Prime Rate will be effective on the day the change is announced within KeyBank.

LIBOR: For an interest period means the average of the rate of interest at which deposits (approximately equal to the amount of the requested loan and for the same term as the interest period) are offered to the Administrative Agent in the London interbank eurodollar market for delivery on the first day of the interest period, as adjusted for reserve requirements and rounded upwards if necessary to the next higher 1/100%.

Applicable Margin / Fees:	The pricing matrix below will be based on the Borrower’s ratio of Total Debt / EBITDA up to the most recent fiscal quarter end and calculated on a rolling four-quarter basis.

Leverage Ratio (“X”)	Commitment Fee (bps)	LIBOR Margin (bps)	Base Rate Margin (bps)
X ≥ 3.5	75.0	350.0	150.0
X is ≥ 3.0 but < 3.5	75.0	300.0	100.0
X is ≥ 2.5 but < 3.0	60.0	250.0	50.0
X is ≥ 2.0 but < 2.5	50.0	225.0	25.0
X is ≥ 1.5 but < 2.0	40.0	200.0	0.0
X < 1.5	30.0	175.0	0.0

Commitment Fee: A commitment fee, due quarterly in arrears, calculated on the average undrawn commitment amount of the Facility, as indicated in the pricing matrix above.

Underwriting Fee: Per the Fee Letter.

Accordion Fee: Per the Fee Letter.

Administration Fee: Per the Fee Letter.

Interest Payment Dates:

Interest on ABR loans will be payable quarterly. Interest on LIBOR loans will be payable at the end if each interest period selected by the Borrower (one, two, three or six-month), and at the end of three months in the case of a six-month interest period. From and after the occurrence of an Event of Default, interest will accrue at the rate otherwise applicable plus 2.00% per annum. Interest on all loans will also be payable upon their conversion to another pricing option, prepayment and maturity.

All interest and fees will be computed on the basis of actual days elapsed in a 360-day year.

Notices of Borrowing:	The Borrower will give KeyBank advance notice of its intent to borrow as follows:

ABR borrowings — 1 business day LIBOR borrowings — 3 business days

Voluntary Prepayments:

The Borrower may prepay any ABR loan without premium or penalty on one business day’s advance notice. Subject to applicable LIBOR breakage costs, the Borrower may prepay any LIBOR loan without premium or penalty during an interest period on three business days’ advance notice. Prepayments will be at least $1,000,000 and a multiple of $500,000, and will include interest accrued to the prepayment date, plus LIBOR breakage costs as indicated below, if applicable.

Breakage Costs; Yield Protection and Increased Costs:

If the Borrower makes prepayment of a LIBOR loan before the end of the related interest period, or fails to borrow, convert or extend a LIBOR loan after giving notice thereof, the Borrower will reimburse KeyBank for any related funding losses and losses of anticipated earnings.

The Borrower will compensate KeyBank if certain changes in circumstances result in increased costs or reduced returns such as taxes, reserves, special deposit insurance or capital adequacy requirements. All payments by the Borrower will be made free and clear of present and future taxes, withholding or deductions, except for taxes on the net income of the Lender.

The Borrower shall pay the Lender such additional amounts as will compensate the Lender in the event applicable law, or any changes in law, subjects the Lender to reserve requirements, capital requirements, taxes (except for taxes on the net income of the Lender), or other charges which increase the cost or reduce the yield to the Lender, under customary yield protection provisions.

Financial Covenants:

Maximum Total Leverage Ratio (measured quarterly): The ratio of Senior Debt / EBITDA shall not exceed 4.00x through the period ended March 31, 2007, decreasing by 0.25x each quarter thereafter until the period ended September 30, 2007 when the ratio reaches 3.50x. The Total Leverage Ratio shall decrease to 3.00x for the period ending December 31, 2007, at which level it shall remain fixed through the Maturity Date.

Minimum Liquidity Ratio (measured quarterly): The ratio of Quick Assets (cash & equivalents, marketable securities, and billed & unbilled accounts receivable) / Current Liabilities not to be less than 1.35x

Minimum Fixed Charge Coverage (measured quarterly): The ratio of trailing twelve month EBITDA plus operating lease expense to capital expenditures, interest charges, operating lease expense, and cash taxes paid less tax refunds actually received shall not be less than 1.10x through the period ending March 30, 2007 and 1.25x thereafter.

EBITDA shall mean the sum of the following, provided that the items contained in clauses (b)-(g) below shall be added to clause (a) only to the extent they have been deducted in the calculation of Consolidated Net Income plus the amounts in clauses (a) through (g) attributable Acquisitions occurring after June 30, 2006: (a) Net Income, provided that, all items of expense or loss that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring (but do not fall within clauses (b)-(g) below) shall be excluded from Consolidated Net Income; (b) Interest Charges; (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income; (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of goodwill or other purchased intangibles or assets as defined under FAS 142 or FAS 143; (e) any non-cash stock based compensation charges in such period per GAAP; (f) the amount of non-cash and non-recurring costs from discontinued operations, disposal of assets or changes to GAAP; and (g) the amount of earn-out or similar payments required to be reported as compensation expense instead of goodwill.

Senior Debt shall include all Indebtedness, as defined in the current Credit Agreement, less consolidated cash and cash equivalents, and shall exclude performance bonds, hold backs related to acquisitions and other normal course bonds.

Other Limitations:	Limitations on Acquisitions to include:
• Pro Forma compliance with all financial covenants;
• No hostile acquisitions;
• Acquisitions must be in related industries;
• Limits on cash acquisitions without prior Lender approval;
• Limitations on additional indebtedness.

Financial Reporting:	The Borrower will provide to KeyBank:

•  Quarterly (unaudited) consolidated financial statements to include balance sheets and statements of income, retained earnings and cash flow, in accordance with GAAP, within 45 days of quarter end. Within 45 days after the end of each quarter, a written covenant compliance certificate, showing calculations and confirming compliance of the Borrower with all financial covenants, certified by a senior financial officer.

•  Annual (audited) consolidated financial statements, as described above, with an unqualified opinion from a recognized independent accounting firm and the Borrower’s covenant compliance certificate, together with calculations, confirming the Borrower’s compliance with all financial covenants, certified by a senior financial officer, within 90 days after the end of each fiscal year.

• Other financial reports as the Agent may reasonably request.

Representations and Warranties:	Usual and customary for transactions of this nature.

Loan Documents:

The loans shall be subject to the negotiation, execution and delivery of a loan agreement, notes, security agreement and other documents (collectively, the “Loan Documents”), which will contain but not be limited to conditions to borrowings, representations and warranties, covenants, events of default, indemnification, and other provisions that are customary for similar financings by the Administrative Agent including, without limitation, those indicated herein.

Conditions Precedent to Funding:	Customary for transactions of this nature and subject to materiality provisions where appropriate, including but not limited to:
• Acquisitions must comply with financial covenants on a pro-forma basis;
• Absence of Default;
• Accuracy of Representations & Warranties; and
• Negotiation & Execution of Satisfactory Closing Documents.

Events of Default:	Customary for transactions of this nature and subject to materiality provisions where appropriate, including but not limited to:
• failure to pay any principal under the Facility when due;
• failure to pay any interest or under the Facility fees when due;
• defaults in the payment of principal, interest and or fees on other debt instruments in an amount in excess of $10,000,000;
• violations of covenants;
• ERISA Termination;
• cross default, subject to materiality and for amounts in excess of $10,000,000; and
• change of control.

Remedies:	Customary for transactions of this nature, including:
• Acceleration;
• Recovery of Amounts;
• Cost of Collection; and
• No Advances.

Assignments and Participations:	The Borrower may not assign its obligations without the prior written consent of KeyBank.

Expenses and Indemnifications:	All reasonable costs, expenses and charges incurred by the Lender, including but not limited to, fees and charges of external legal counsel for the Lender will be reimbursed by the Borrower.

The Borrower agrees to indemnify the Lender and its directors, officers, employees and agents from, and hold each harmless against, any and all losses, liabilities, claims, damages or expenses incurred except by reason of the gross negligence or willful misconduct of the Lender.

Governing Law:	State of California.

KeyBank’s Counsel:	To be determined.

This proposal is subject to mutually acceptable documentation and all other specifics acceptable to all parties to the transaction. This proposal shall expire on August 9th, 2006 unless extended in writing by KeyBanc Capital Markets.

If the terms and conditions contemplated herein are acceptable, please indicate your acceptance by signing below and returning the original copy of this Summary of Terms and Conditions along with the first portion of the Underwriting Fee.

Acknowledged and Accepted,
Wireless Facilities, Inc..

By:	/s/ Scott M. Brickner
Title:	Treasurer
Date:	August 8, 2006